Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2015 with respect to the consolidated financial statements as of December 31, 2014 and 2013 and for the three years then ended of RemainCo included in the Current Report of Targa Resources Corp. on Form 8-K/A dated March 10, 2015, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 11, 2015